                                                   -----------------------------
                                                           OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number:         3235-0145
                                                   Expires:     October 31, 2002
                                                   Estimated average burden
                                                   hours per form .......  14.90
                                                   -----------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (Amendment No. 4)*

                         PLUM CREEK TIMBER COMPANY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    729251108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 John H. Scully
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                 Phillip Gordon
                                Altheimer & Gray
                              10 South Wacker Drive
                             Chicago, Illinois 60606
                                 (312) 715-4000
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                October 30, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(3), 13d-1(f) or 13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

------------------------------                     ---------------------------
CUSIP No. 729251108                                  Page 2 of 12 Pages
          ---------
------------------------------                     ---------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      PCMC Intermediate Holdings, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS: Not Applicable
 4
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                  [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 6    Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            16,961,942 common stock (1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             16,961,942 common stock (1)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      16,961,942 common stock (1)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.3% common stock
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

FOOTNOTES TO FACING SHEET FOR PCMC INTERMEDIATE HOLDINGS, L.P.
(1) Power is exercised through its sole general partner, PC Advisory Partners I, L.P.

                                 SCHEDULE 13D

------------------------------                     ---------------------------
CUSIP No. 729251108                                  Page 3 of 12 Pages
          ---------
------------------------------                     ---------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      PC Advisory Partners I, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS: Not Applicable
 4
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                  [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 6    Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            17,133,275 common stock (1) (2)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             17,133,275 common stock (1) (2)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      17,133,275 common stock (1) (2)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.4% common stock
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

FOOTNOTES TO FACING SHEET FOR PCMC INTERMEDIATE HOLDINGS, L.P.
(1) Solely in its capacity as the sole general partner of PCMC Intermediate Holdings, L.P. with respect to 16,961,942 shares of common stock. PC Advisory Partners I, L.P. directly holds 171,333 shares of common stock
(2)  Power is exercised through its sole general partner, PC Advisory Corp. I.

-----------------------------                ---------------------------------
CUSIP No. 729251108                                   Page 4 of 12 Pages
          ---------
-----------------------------                ---------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      PC Advisory Corp. I
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)

 5                                                                  [_]
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          17,133,275 common stock(1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          17,133,275 common stock(1)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          10   -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      17,133,275 common stock(1)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.4% common stock
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      CO
------------------------------------------------------------------------------

FOOTNOTES TO FACING SHEET FOR PC ADVISORY CORP. I
(1) Solely in its capacity as the general partner of PC Advisory Partners I, L.P.

                                  SCHEDULE 13D

-----------------------------                ---------------------------------
CUSIP No. 729251108                                   Page 5 of 12 Pages
          ---------
-----------------------------                ---------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John H. Scully
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [_]

 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          8,126 common stock(2)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             17,133,275 common stock(1)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          8,126 common stock(2)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          10   17,133,275 common stock(1)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      17,141,401 common stock (1)(2)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.4% common stock
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      IN
------------------------------------------------------------------------------

FOOTNOTES TO FACING SHEET FOR JOHN H. SCULLY.
(1) Solely in his capacity as one of three controlling persons of PC Advisory Corp. I with respect to 17,133,275 shares of common stock.
(2) 5,000 shares of common stock are held in a self-administered D.L.&W., Inc., Basic Profit Sharing Retirement Plan.

                                 SCHEDULE 13D

--------------------------                         ---------------------------
CUSIP No. 729251108                                 Page 6 of 12 Pages
          ---------
--------------------------                         ---------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      William E. Oberndorf
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS: Not Applicable
 4
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
 5    2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            3,606 common stock
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             17,133,275 common stock (1)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             3,606 common stock
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          17,133,275 common stock (1)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      17,136,881 common stock
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.4% common stock
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      IN
------------------------------------------------------------------------------

FOOTNOTES TO FACING SHEET FOR WILLIAM E. OBERNDORF.
(1) Solely in his capacity as one of three controlling persons of PC Advisory Corp. I with respect to 17,133,275 shares of common stock.

                                  SCHEDULE 13D

------------------------                           ---------------------------
CUSIP No. 729251108                                 Page 7 of 12 Pages
          ---------
------------------------                           ---------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      William J. Patterson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
 5    2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            3,355 common stock
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             17,133,275 common stock (1)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             3,355 common stock
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          17,133,275 common stock (1)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      17,136,630 common stock (1)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.4% common stock
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      IN
------------------------------------------------------------------------------

FOOTNOTES TO FACING SHEET FOR WILLIAM J. PATTERSON.
(1) Solely in his capacity as one of three controlling persons of PC Advisory Corp. I with respect to 17,133,275 shares of common stock.

              This Amendment No. 4 amends the Schedule 13D (the "Original
Schedule 13D") filed with the Securities Exchange Commission ("SEC") on July 13, 1999. Unless otherwise stated herein, the Original Schedule 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original Schedule 13D, as amended by Amendment No. 3 to Schedule 13D filed with the SEC on October 9, 2001.

ITEM 1.       SECURITY AND ISSUER.

              No Change.


ITEM 2.       IDENTITY AND BACKGROUND.

              No Change.


ITEM 3.       SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

              No Change.


ITEM 4.       PURPOSE OF TRANSACTION.

              The first paragraph of Item 4 is amended and restated in its entirety as follows:

              The Reporting Persons originally acquired the Shares reported herein for investment purposes and to influence the direction and management of the Issuer. Each Reporting Person evaluates on an ongoing basis the Issuer's financial condition, business operations and prospects, the market price of the Issuer's common stock, conditions in securities markets generally, general economic and industry conditions and other factors. Accordingly, each Reporting Person reserves the right to change its plans and intentions at any time, as it deems appropriate. The Reporting Persons may dispose of shares of Common Stock, which may be effected at any time and from time to time through market transactions, underwritten offerings, block trades, privately negotiated transactions or otherwise. On October 30, 2001, PC Advisory Partners and Holdings delivered a demand registration rights notice (the "Notice") to the Issuer pursuant to a Registration Rights Agreement, dated as of July 1, 1999, to which PC Advisory Partners and Holdings are parties, a copy of which was previously filed as Exhibit 3 to this Schedule 13D and is incorporated herein by reference. Pursuant to the Notice, PC Advisory Partners and Holdings requested that the Issuer register up to 98,516 shares of Common Stock held by PC
Advisory Partners and up to 9,753,117 shares of Common Stock held by Holdings, for sale under the Securities Act, which shares will be registered pursuant to a registration statement to be filed with the SEC by the Issuer.

ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER.

              No Change.

ITEM 6. CONTRACTS, AGREEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

        No Change.


ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

        Exhibit      Document Description
        -------      --------------------

           A         Agreement pursuant to Rule 13d-1(k)(1)(iii)

           1         Certificate of Incorporation (incorporated by reference to
                     Exhibit 1 of the Original Schedule 13D filed on July 13,
                     1999)

           2 Conversion Agreement (incorporated by reference to Exhibit 2 of the Original Schedule 13D filed on July 13, 1999)

           3         Registration Rights Agreement (incorporated by reference to
                     Exhibit 3 of the Original Schedule 13D filed on July 13,
                     1999)

           4 Voting Agreement and Consent dated July 18, 2000 (incorporated by reference to Exhibit 4 of Amendment No. 1 to Schedule 13D filed July 27, 2000)

           5 Amendment No. 1 to Voting Agreement and Consent, dated June 12, 2001 (incorporated by reference to Exhibit 5 of Amendment No. 2 to Schedule 13D filed September 13, 2001)

                                   SIGNATURES
                                   ----------

After reasonable inquiry and to best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  October 31, 2001

/s/ Phillip Gordon
----------------------------
Phillip Gordon

Attorney-in-Fact for:

PCMC INTERMEDIATE HOLDINGS, L.P. (1)
PC ADVISORY PARTNERS I, L.P. (2)
PC ADVISORY CORP. I (3)
JOHN H. SCULLY (4)
WILLIAM E. OBERNDORF (5)
WILLIAM J. PATTERSON (6)


          (1) A Power of Attorney authorizing Phillip Gordon to act on behalf of PCMC Intermediate Holdings, L.P. was filed with the Securities and Exchange Commission as Exhibit B-1 to the
                Schedule 13D amendment filed on September 13, 2001.

          (2) A Power of Attorney authorizing Phillip Gordon to act on behalf of PC Advisory Partners I, L.P. was filed with the Securities and Exchange Commission as Exhibit B-2 to the Schedule 13D amendment filed on September 13, 2001.

          (3) A Power of Attorney authorizing Phillip Gordon to act on behalf of PC Advisory Corp. I was filed with the Securities and Exchange Commission as Exhibit B-3 to the Schedule 13D amendment filed on September 13, 2001.

          (4) A Power of Attorney authorizing Phillip Gordon to act on behalf of John H. Scully was filed with the Securities and Exchange Commission in connection with a Schedule 13D filed on September 18, 1992.

          (5) A Power of Attorney authorizing Phillip Gordon to act on behalf of William E. Oberndorf was filed with the Securities and Exchange Commission in connection with a Schedule 13D filed on September 18, 1992.

          (6) A Power of Attorney authorizing Phillip Gordon to act on behalf of William J. Patterson was filed with the Securities and Exchange Commission in connection with a Schedule 13D filed on September 18, 1992.

                                  EXHIBIT INDEX

Exhibit             Document Description
-------             ---------------------

   A                Agreement Pursuant to Rule 13d-1(k)(1)(iii)

   1                Certificate of Incorporation (incorporated by reference to
                    Exhibit 1 of the Original Schedule 13D filed on July 13,
                    1999)

   2 Conversion Agreement (incorporated by reference to Exhibit 2 of the Original Schedule 13D filed on July 13, 1999)

   3                Registration Rights Agreement (incorporated by reference to
                    Exhibit 3 of the Original Schedule 13D filed on July 13,
                    1999)

   4 Voting Agreement and Consent dated July 18, 2000 (incorporated by reference to Exhibit 4 of Amendment No. 1 to Schedule 13D filed July 27, 2000)

   5 Amendment No. 1 to Voting Agreement and Consent, dated June 12, 2001 (incorporated by reference to Exhibit 5 of Amendment No. 2 to Schedule 13D filed September 13, 2001)

                                    EXHIBIT A

       Pursuant to Rule 13-d-1(k)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agrees that the statement to which this Exhibit is attached is filed on behalf of each of the Reporting Persons in the capacity set forth below.

Dated: October 31, 2001

/s/ Phillip Gordon
---------------------------
Phillip Gordon

Attorney-in-Fact for:

PCMC INTERMEDIATE HOLDINGS, L.P. (1)
PC ADVISORY PARTNERS I, L.P. (2)
PC ADVISORY CORP. I (3)
JOHN H. SCULLY (4)
WILLIAM E. OBERNDORF (5)
WILLIAM J. PATTERSON (6)


          (1) A Power of Attorney authorizing Phillip Gordon to act on behalf of PCMC Intermediate Holdings, L.P. was filed with the Securities and Exchange Commission as Exhibit B-1 to the
                    Schedule 13D amendment filed on September 13, 2001.

          (2) A Power of Attorney authorizing Phillip Gordon to act on behalf of PC Advisory Partners I, L.P. was filed with the Securities and Exchange Commission as Exhibit B-2 to the
                    Schedule 13D amendment filed on September 13, 2001.

          (3) A Power of Attorney authorizing Phillip Gordon to act on behalf of PC Advisory Corp. I was filed with the Securities and Exchange Commission as Exhibit B-3 to the Schedule 13D amendment filed on September 13, 2001.

          (4) A Power of Attorney authorizing Phillip Gordon to act on behalf of John H. Scully was filed with the Securities and Exchange Commission in connection with a Schedule 13D filed on September 18, 1992.

          (5) A Power of Attorney authorizing Phillip Gordon to act on behalf of William E. Oberndorf was filed with the Securities and Exchange Commission in connection with a Schedule 13D filed on September 18, 1992.

          (6) A Power of Attorney authorizing Phillip Gordon to act on behalf of William J. Patterson was filed with the Securities and Exchange Commission in connection with a Schedule 13D filed on September 18, 1992.